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                                                                    EXHIBIT 6.10

                      PROMISSORY NOTE EXTENSION AGREEMENT


Dated September 20, 1996


        FOR VALUE RECEIVED, SHELLEY MEDIA MARKETING CORPORATION, a Texas corporation agrees to extend the maturity date of the Promissory Note dated September 6, 1994 and related accrued interest due from American Independent Network, Inc., a Delaware corporation, to September 30, 1997 on the same terms and conditions as the original promissory note attached hereto as Exhibit A.

        AMERICAN INDEPENDENT NETWORK, INC. acknowledges that the terms and conditions of the original promissory note per Exhibit A shall continue to apply during the promissory note extension period as granted by SHELLEY MEDIA MARKETING CORPORATION.


SHELLEY MEDIA MARKETING CORPORATION

/s/ RANDY MOSELEY
-----------------------------
Randy Moseley, CFO


AMERICAN INDEPENDENT NETWORK, INC.

/s/ DON SHELTON
-----------------------------
Dr. Don Shelton, CEO